Exhibit 99.1

NewsRelease

TC PipeLines, LP Increases First Quarter Cash Distribution
and Schedules Earnings Teleconference and Webcast

Calgary, Alberta – April 17, 2008 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced the board of directors of TC PipeLines GP, Inc., its general partner, has declared the Partnership’s first quarter 2008 cash distribution in the amount of US$0.70 per unit. This cash distribution represents a 5.3 per cent increase from the fourth quarter 2007 distribution of $0.665 per unit, and a 7.7 per cent increase from the first quarter 2007 distribution.

Since January 1, 2007 the Partnership’s annualized cash distribution has increased from $2.40 per unit to $2.80 per unit with this announcement.

The cash distribution is the 36th consecutive quarterly distribution paid by the Partnership and represents the fourth increase in the past year. This distribution is payable on May 15, 2008 to unitholders of record as of April 30, 2008.

“We’re pleased with the strong performance of our Northern Border and Great Lakes pipelines, and with the completion of the Tuscarora expansion project on April 1,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “Our business strategy is working and we want to share that success with our unitholders. Since the beginning of 2007 we have increased the cash distribution to our unitholders by 17 per cent.”

The Partnership will release its first quarter 2008 financial results on Thursday, April 24, 2008. Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, April 24, 2008 at 10:00 a.m. (Mountain) and 12:00 p.m. (Eastern).  Mark Zimmerman, president of the general partner, will discuss the first quarter 2008 financial results and general developments and issues concerning the Partnership. To participate, please call (866) 225-0198. A replay of the conference call will also be available two hours after the conclusion of the call and until midnight, Thursday, May 1, 2008, by dialing (800) 408-3053, then entering pass code 3258631.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries	Shela Shapiro/Cecily Dobson	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Myles Dougan	(877) 290-2772 investor_relations@tcpipelineslp.com